Exhibit 10.3
PERFORMANCE-BASED RESTRICTED STOCK AGREEMENT
     THIS PERFORMANCE-BASED RESTRICTED STOCK AGREEMENT (this “Agreement”) is made as of the effective date set forth on the attached notice of grant (the “Grant Notice”), between GROUP 1 AUTOMOTIVE, INC., a Delaware corporation (the “Company”), and the employee set forth on the Grant Notice (“Employee”).
     1. Award. Pursuant to the GROUP 1 AUTOMOTIVE, INC. 1996 STOCK INCENTIVE PLAN, as amended (the “Plan”), the number of shares (the “Restricted Shares”) of the Company’s common stock set forth in the Grant Notice shall be issued as hereinafter provided in Employee’s name subject to certain restrictions thereon. The Restricted Shares shall be issued upon acceptance hereof by Employee (which shall be demonstrated by Employee’s execution of the Grant Notice) and upon satisfaction of the conditions of this Agreement and the Grant Notice. Employee acknowledges receipt of a copy of the Plan, and agrees that this award of Restricted Shares shall be subject to all of the terms and provisions of the Plan, including future amendments thereto, if any, pursuant to the terms thereof. In the event of any conflict between the terms of this Agreement and the Plan, the Plan shall control. The Plan and the Grant Notice are incorporated herein by reference as a part of this Agreement. Capitalized terms used but not defined herein shall have the meanings attributed to such terms in the Plan.
     2. Restricted Shares. Employee hereby accepts the Restricted Shares when issued and agrees with respect thereto as follows:
     (a) Forfeiture Restrictions. The Restricted Shares may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of to the extent then subject to the Forfeiture Restrictions (as hereinafter defined), and in the event of termination of Employee’s employment with the Company for any reason other than death or Disability (as hereinafter defined), Employee shall, for no consideration, forfeit to the Company all Restricted Shares to the extent then subject to the Forfeiture Restrictions. The prohibition against transfer and the obligation to forfeit and surrender Restricted Shares to the Company upon termination of employment are herein referred to as the “Forfeiture Restrictions.” The Forfeiture Restrictions shall be binding upon and enforceable against any transferee of the Restricted Shares. For purposes of this Agreement, the term “Disability” shall mean that Employee has become disabled within the meaning of section 409A(a)(2)(C) of the Code and applicable administrative authority thereunder.
     (b) Lapse of Forfeiture Restrictions. With respect to each Performance Period (as defined on Exhibit A hereto, which Exhibit is fully incorporated herein by this reference), the Forfeiture Restrictions shall lapse as to the Restricted Shares in accordance with the performance-based vesting schedule set forth on Exhibit A (the “Vesting Schedule”), provided that Employee has been continuously employed by the Company from the date of this Agreement through the date that the Committee certifies the results for such Performance Period. To the extent that performance target(s) are not
Performance-based restricted stock agreement

achieved in a particular Performance Period, if they are determined by the Committee to be achieved on a cumulative basis with respect to such Performance Period during any subsequent Performance Period during the Term, in accordance with the provisions of Exhibit A, then the Forfeiture Restrictions shall lapse as to the corresponding percentage of Restricted Shares set forth with respect to such Performance Period on the Vesting Schedule. To the extent that the performance target(s) with respect to any Performance Period(s) are not achieved during the Term of this Agreement in accordance with the requirements of Exhibit A, the corresponding percentage of Restricted Shares as set forth on the Vesting Schedule with respect to such Performance Period(s) shall be forfeited to the Company. The Company shall not issue fractional shares and shall round to the nearest whole share when calculating vesting and lapsing of the Forfeiture Restrictions. Notwithstanding the foregoing, the Forfeiture Restrictions shall lapse as to all of the Restricted Shares then subject to the Forfeiture Restrictions on the date Employee’s employment with the Company is terminated by reason of death or Disability.
     (c) Certificates. A certificate evidencing the Restricted Shares shall be issued by the Company in Employee’s name, pursuant to which Employee shall have all of the rights of a stockholder of the Company with respect to the Restricted Shares, including, without limitation, voting rights and the right to receive dividends (provided, however, that dividends paid in shares of the Company’s stock (“Stock Dividends”) shall be subject to the Forfeiture Restrictions). Employee may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the Restricted Shares and any Stock Dividends thereon until the Forfeiture Restrictions have expired and a breach of the terms of this Agreement shall cause a forfeiture of the Restricted Shares and any Stock Dividends thereon. The certificate shall be delivered upon issuance to the Secretary of the Company or to such other depository as may be designated by the Committee as a depository for safekeeping until the forfeiture of such Restricted Shares and any Stock Dividends thereon occurs or the Forfeiture Restrictions lapse pursuant to the terms of the Plan and this award. On the date of this Agreement, Employee shall deliver to the Company a stock power, endorsed in blank, relating to the Restricted Shares and any Stock Dividends thereon. As soon as practicable following the lapse of the Forfeiture Restrictions without forfeiture as to any portion of the Restricted Shares and any Stock Dividends thereon, the Company shall cause a new certificate or certificates to be issued without legend (except for any legend required pursuant to applicable securities laws or any other agreement to which Employee is a party) in the name of Employee in exchange for the certificate evidencing the Restricted Shares and any Stock Dividends thereon. However, the Company, in its sole discretion, may elect to deliver the certificate either in certificate form or electronically to a brokerage account established for Employee’s benefit at a brokerage/financial institution selected by the Company. Employee agrees to complete and sign any documents and take additional action that the Company may request to enable it to deliver the shares on Employee’s behalf.
     (d) Corporate Acts. The existence of the Restricted Shares shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company,
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any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding. The prohibitions of Section 2(a) hereof shall not apply to the transfer of Restricted Shares pursuant to a plan of reorganization of the Company, but the stock, securities or other property received in exchange therefor shall also become subject to the Forfeiture Restrictions and provisions governing the lapsing of such Forfeiture Restrictions applicable to the original Restricted Shares for all purposes of this Agreement and the certificates representing such stock, securities or other property shall be legended to show such restrictions.
     3. Withholding of Tax/Tax Election. To the extent that the receipt of the Restricted Shares or the lapse of any Forfeiture Restrictions results in compensation income to Employee for federal or state income tax purposes, Employee shall deliver to the Company at the time of such receipt or lapse, as the case may be, such amount of money as the Company may require to meet its obligation under applicable tax laws or regulations or make such other arrangements to satisfy such withholding obligation as the Company, in its sole discretion, may approve. In addition, the Company may withhold unrestricted shares of stock of the Company (valued at their fair market value on the date of withholding of such shares) otherwise to be issued upon the lapse of the Forfeiture Restrictions or from any cash compensation otherwise payable to the Employee to satisfy its withholding obligations. If Employee makes the election authorized by section 83(b) of the Code in connection with the award of the Restricted Shares, Employee shall submit to the Company a copy of the statement filed by Employee to make such election.
     4. Status of Stock. Employee agrees that the Restricted Shares issued under this Agreement will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable securities laws, whether federal or state, or the Company’s Code of Conduct. Employee also agrees that (a) the certificates representing the Restricted Shares may bear such legend or legends as the Committee deems appropriate in order to reflect the Forfeiture Restrictions and to assure compliance with applicable securities laws, (b) the Company may refuse to register the transfer of the Restricted Shares on the stock transfer records of the Company if such proposed transfer would constitute a violation of the Forfeiture Restrictions or, in the opinion of counsel satisfactory to the Company, of any applicable securities law, and (c) the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Restricted Shares.
     5. Employment Relationship. For purposes of this Agreement, Employee shall be considered to be in the employment of the Company as long as Employee remains an employee or a consultant of either the Company, a parent or subsidiary corporation (as defined in section 424 of the Code) of the Company, or any successor corporation. Nothing in the adoption of the Plan, nor the award of the Restricted Shares thereunder pursuant to this Agreement, shall confer upon Employee the right to continued employment or engagement as a consultant by the Company or affect in any way the right of the Company to terminate such employment or consulting relationship at any time. Unless otherwise expressly provided in a written employment or consulting agreement or by applicable law, Employee’s employment or engagement as a consultant by the Company shall be on an at-will basis, and the employment and/or consulting relationship may be terminated at any time by either Employee or the
Performance-based restricted stock agreement

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Company for any reason whatsoever, with or without cause. Any question as to whether and when there has been a termination of such employment and/or consulting relationship, and the cause of such termination, shall be determined by the Committee, and its determination shall be final.
     6. Notices. Any notices or other communications provided for in this Agreement shall be sufficient if in writing. In the case of Employee, such notices or communications shall be effectively delivered if hand delivered to Employee at his principal place of employment or if sent by registered or certified mail to Employee at the last address Employee has filed with the Company. In the case of the Company, such notices or communications shall be effectively delivered if sent by registered or certified mail to the Company at its principal executive offices.
     7. Entire Agreement; Amendment. This Agreement and the documents incorporated by reference herein replace and merge all previous agreements and discussions relating to the same or similar subject matters between Employee and the Company and constitute the entire agreement between Employee and the Company with respect to the subject matter of this Agreement; provided, however, that the terms of this Agreement shall not modify and shall be subject to the terms and conditions of any employment, consulting and/or severance agreement between the Company and Employee in effect as of the date a determination is to be made under this Agreement. Without limiting the scope of the preceding sentence, except as provided therein, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. Any modification of this Agreement shall be effective only if it is in writing and signed by both Employee and an authorized officer of the Company.
     8. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Employee.
     9. Controlling Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles thereof.
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EXHIBIT A
TO
PERFORMANCE-BASED RESTRICTED STOCK AGREEMENT
VESTING SCHEDULE
Vesting in General: The term of this Agreement (the “Term”) shall commence on January 1, 2007 and end on December 31, 2010. With respect to each fiscal year of the Company ending respectively on December 31, 2007, December 31, 2008, December 31, 2009, and December 31, 2010 (each, a “Performance Period”), a percentage of the Restricted Shares and any Stock Dividends thereon shall vest according to the Vesting Schedule set forth below based upon the satisfaction of the performance targets described below (the “Performance Targets”) for such Performance Period; provided, however, that if vesting does not occur with respect to the Restricted Shares and any Stock Dividends thereon that are first subject to vesting as a result of the Company’s performance with respect to a particular Performance Target during such Performance Period, such Restricted Shares and any Stock Dividends thereon may become vested upon the satisfaction of such Performance Target on a cumulative basis during multiple consecutive Performance Periods during the Term, as described below.

		Number of Shares
Performance Period End Date	Performance Target	Subject to Vesting

December 31, 2007	Gross Margin	2,500
December 31, 2007	Same Store Revenue Growth	2,500
December 31, 2007	Reduction of SG&A	2,500

December 31, 2008	Gross Margin	2,500
December 31, 2008	Same Store Revenue Growth	2,500
December 31, 2008	Reduction of SG&A	2,500

December 31, 2009	Gross Margin	2,500
December 31, 2009	Same Store Revenue Growth	2,500
December 31, 2009	Reduction of SG&A	2,500

December 31, 2010	Gross Margin	2,500
December 31, 2010	Same Store Revenue Growth	2,500
December 31, 2010	Reduction of SG&A	2,500
For sake of clarity, each 2,500 share increment of the Restricted Shares (and any Stock Dividends thereon) shall vest on the basis of the achievement of a single Performance Target in a particular Performance Period (or cumulatively, in multiple Performance Periods, as described below), without regard to the Company’s performance with respect to the other Performance Targets during such Performance Period.
Performance Targets: In order to achieve the vesting of the numbers of Restricted Shares and any Stock Dividends thereon for a particular Performance Target in a particular Performance Period as set forth in the Vesting Schedule, the corresponding Performance Target (as described below) must be met for such Performance Period, based upon the results from the Company’s
Exhibit A to Performance-based restricted stock agreement

A-1

operations as published in the Company’s filings with the Securities Exchange Commission, and certified by the Committee.
1.	Gross Margin: The Company must have a total gross margin of ___% for such Performance Period.

2.	Same Store Revenue Growth: The Company’s same store revenue growth (expressed as a percentage and based on total revenue) for such Performance Period shall be at or above the median same store revenue growth for the Peer Organizations (as defined below) for such Performance Period.

3.	Reduction of SG&A: The Company must experience a reduction of sales, general and administrative (“SG&A”) expenses, expressed as a percentage of gross profit, during such Performance Period to at least the level corresponding to such Performance Period as set forth in the schedule below:

Calendar Year	Level of SG&A Expenses
2007	%
2008	%
2009	%
2010	%
Peer Organizations: “Peer Organizations” for purposes of the Same Store Revenue Growth performance target include the following five publicly traded companies in the automotive retail sector: Asbury Automotive, AutoNation, Lithia Motors, Sonic Automotive, and United Auto.
No company shall be added to, or removed from, such list of Peer Organizations during the term of this Agreement; provided, however, that a company shall be removed from such list of Peer Organizations for a Performance Period if (a) during such period, (i) such company ceases to maintain publicly available statements of operations prepared in accordance with United States generally accepted accounting principles, consistently applied (“GAAP”), (ii) such company is not the surviving entity in any merger, consolidation, or other non-bankruptcy reorganization (or survives only as a subsidiary of an entity other than a previously wholly owned subsidiary of such company), (iii) such company sells, leases, or exchanges all or substantially all of its assets to any other person or entity (other than a previously wholly owned subsidiary of such company), or (iv) such company is dissolved and liquidated, or (b) more than 20% of such company’s revenues (determined on a consolidated basis based on the regularly prepared and publicly available statements of operations of such company prepared in accordance with GAAP) for any fiscal year of such company that ends during such Performance Period are attributable to the operation of businesses other than automotive retail sales and such company does not provide publicly available statements of operations with respect to its automotive retail business that are separate from the statements of operations provided with respect to its other businesses. Any organization that is removed from such list of Peer Organizations pursuant to the provisions of this paragraph shall not be included in the list of Peer Organizations for any subsequent Performance Period after the Performance Period in which it was so removed.
Exhibit A to Performance-based restricted stock agreement

A-2

Calculations of whether the Performance Targets have been achieved under this Agreement shall be based upon the Company’s and the Peer Organizations’ respective financial results as described in their respective regularly prepared and publicly available consolidated statements of operations prepared in accordance with GAAP. Notwithstanding the foregoing, in the event that an Extraordinary Event (as defined below) occurs during any Performance Period, the Committee shall determine whether the Performance Targets have been met by the Company with respect to such Performance Period by using financial information of the Company and, to the extent publicly available, for the Peer Organizations, that is adjusted to exclude the portion of the Company’s (and, as applicable, the Peer Organizations’) financial results attributable to dealerships located in the geographic area(s) and/or business line(s) impacted by such Extraordinary Event, as applicable.
For purposes of this Agreement, “Extraordinary Event” shall mean:
1.	The occurrence of a natural disaster in a county or parish in which a dealership of the Company is located, if such natural disaster results in the declaration by the federal government that the county or parish has experienced a major disaster or, in the case of a dealership located in the United Kingdom, a declaration is made by the applicable governmental authority that the county or parish in which such dealership is located experienced a disaster that entitles persons in such county to apply for governmental disaster assistance.
2.	The discontinuation of the production of new automobiles by an automobile manufacturer that supplies Company dealerships or the loss by the Company or particular dealerships of the Company of franchise rights from such a manufacturer.
Cumulative Vesting Opportunity: Notwithstanding the foregoing, if in any Performance Period during the Term (other than the Performance Period for the fiscal year ending December 31, 2010), the Company did not achieve any of the Performance Target set forth above as to such Performance Period, Employee will continue to have the opportunity to satisfy such Performance Target(s) on a cumulative basis. A Performance Target will be determined by the Committee to have been satisfied with respect to a particular Performance Period on a cumulative basis if, taking into account the average rate of the Company’s performance as to such Performance Target based on all completed Performance Periods during the Term prior to the date of determination, the Company achieved such Performance Target.
Exhibit A to Performance-based restricted stock agreement

A-3